June 29, 2007

To the Shareholders of
World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 1, 2007, we enclose a Notice of the Meeting, this Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

In addition, we enclose our 2007 Annual Report, which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting. A postage-paid return envelope for that purpose is provided for your convenience. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Charles D. Walters Chairman of the Board

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 1, 2007, at 11:00 a.m., local time, for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.
To consider and act upon a proposal to ratify the action of the Audit Committee in selecting KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2008; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 15, 2007 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly so that, if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

Charles D. Walters Chairman of the Board

June 29, 2007

IMPORTANT NOTICE
Please Sign and Mail Your Proxy Promptly

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

PROXY STATEMENT

The following statement, first mailed on or about June 29, 2007, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 1, 2007, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

1.	The election to the Board of the six (6) nominees named in this Proxy Statement; and

2.
The ratification of the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2008.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 15, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of outstanding shares (the “Shares”) of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 17,520,521. Each Share is entitled to one vote. In accordance with South Carolina law and the Company’s bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The selection of the independent registered public accounting firm will be ratified if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote on these proposals. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 15, 2007, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain
Beneficial Owners as of June 15, 2007

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management L.P. (1) Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,535,900	14.5%
Thomas W. Smith (2) Scott J. Vassalluzo Idoya Partners 323 Railroad Avenue Greenwich, Connecticut 06830	1,961,541	11.2%
Goldman Sachs Asset Management, L.P. (3) 32 Old Slip New York, New York 10005	1,258,962	7.2%
Barclays Global Investors, N.A. (4) Barclays Global Fund Advisors et al. 45 Fremont Street San Francisco, California 94105	892,053	5.1%

(1)
Based on an amended Schedule 13G filed January 11, 2007. Columbia Wanger Asset Management, L.P. reported sole voting power over 2,279,700 Shares listed and shared voting power over 256,200 Shares listed.

(2)
Based on an amended Schedule 13G filed February 14, 2006. Mr. Smith reports shared voting and dispositive power over 1,866,741 Shares, Mr. Vassalluzo reports shared voting and dispositive power over 1,866,741 Shares and Idoya Partners reports shared voting and dispositive power over 0 Shares. Mr. Smith reports sole voting power over 300 Shares and dispositive power over 94,800 Shares. Mr. Vassalluzo reports sole dispositive power over 36,000 Shares, and Idoya Partners reports sole power to vote and dispose of 976,917 Shares.

(3)	Based on a Schedule 13G filed February 8, 2007. Goldman Sachs Asset Management, L.P. reported sole power over 1,144,087 Shares listed and dispositive power over 1,258,962 Shares listed.

(4)
Based on a Schedule 13G filed January 23, 2007. Barclays Global Investors, N.A. reported sole voting power over 317,518 Shares listed and sole dispositive power over 382,353 Shares listed. Barclays Global Fund Advisors reported sole voting and dispositive power over 498,565 Shares listed. Barclays Global Investors, LTD reported sole voting and dispositive power over 11,135 Shares listed. Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reported no sole or dispositive power over listed Shares.

ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors. Following this annual meeting, the Board will consist of six directors with one vacancy, as Charles D. Walters has elected to retire from service as a director effective as of the election of directors at the Meeting. The Company is currently seeking a qualified candidate to fill this vacancy. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the director candidates described below. It is intended that the persons named in the accompanying proxy will vote only for the six nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings and took a number of actions by written consent. Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict or other valid reason. All of our directors attended the Company’s 2006 Annual Meeting.

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Hummers served during fiscal 2007. The Audit Committee reviews the results and scope of each audit, the service provided by the Company’s independent registered public accounting firm and all related-party transactions. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Audit Committee is an independent director. In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934. The Audit Committee met five times during the most recent fiscal year. This included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Registered Public Accountants.”

The Company’s Audit Committee, consistent with its established practice, reviews and considers any “related person” transactions, within the meaning of Item 404(a) of Regulation S-K under the Securities Act of 1933, as well as any matters regarding the Company’s outside directors, that the Committee believes may present a conflict of interest or potentially impair the independence of one of the Company’s outside directors. The Committee typically conducts this review in conjunction with the preparation of materials for the Company’s annual meeting of shareholders, or on any such other occasion when such transactions are brought to the attention of the Committee, and applies its own judgment, in conjunction with SEC disclosure and NASDAQ independence rules, in assessing such transactions and determining the impact of such transactions on the independence of an outside director.

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Gilreath (Chairman), Bramlett, Hummers and Way serve. This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. Additionally, this Committee administers the Company’s 1992, 1994, 2002 and 2005 Stock Option Plans. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation and Stock Option Committee is an independent director. The Compensation and Stock Option Committee met twice during the most recent fiscal year. Additional information regarding the Compensation and Stock Option Committee is set forth below under “Executive Compensation - Compensation Discussion and Analysis.”

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Bramlett (Chairman), Gilreath, Hummers and Way serve. This committee makes recommendations to the Board regarding nominations for director and senior executive candidates, makes recommendations regarding membership of Board Committees and reviews issues with respect to the structure of Board meetings. This Committee meets at the discretion of the Board or at the call of any two directors. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Nominating and Corporate Governance Committee is an independent director. This Committee met once in fiscal 2007. Additional information regarding the Nominating and Corporate Governance Committee is set forth below under “Corporate Governance Matters - Director Nominations.”

The following is a list of nominees for election to the Board of Directors. Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Except for Mr. Roland, each of the nominees served on the Board of Directors during the Company’s last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

A. ALEXANDER McLEAN, III (56), Chief Executive Officer, World Acceptance Corporation. Mr. McLean has served as chief executive officer since March 2006, as executive vice president from August 1996 to March 2006, as senior vice president from 1992 to August 1996, as vice president from 1989 to 1992, and as chief financial officer from June 1989 until March 2006. Mr. McLean has served as a director of the Company since June 1989.

JAMES R. GILREATH (65), Attorney, The Gilreath Law Firm, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

WILLIAM S. HUMMERS, III (61), Retired. Mr. Hummers served as Vice Chairman and Executive Vice President of The South Financial Group, Inc., formerly Carolina First Corporation, from 1988 until December 2006. Mr. Hummers currently serves as a director of The South Financial Group, Inc. Mr. Hummers has served as a director of the Company since April 1989.

CHARLES D. WAY (54), Retired. From 1989 until 2006, Mr. Way served as chief executive officer of Ryan’s Restaurant Group, Inc., and as its chairman from October 1992 until 2006. From 1988 to 2004, Mr. Way served President of Ryan’s Family Steak House, Inc. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan’s Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

KEN R. BRAMLETT, JR. (47), Senior Vice President and General Counsel, COMSYS IT Partners, Inc., a public IT Services Company (NASDAQ: CITP) from January 1, 2006 to present. From 2005 to 2006, Mr. Bramlett was a partner of Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm. From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett also served as chief financial officer of Venturi from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett also serves as a director of Raptor Networks Technology, Inc. Mr. Bramlett has served as a director of the Company since October 1993.

MARK C. ROLAND (50), President and Chief Operating Officer, World Acceptance Corporation. Mr. Roland has served as president since March 2006 and chief operating officer since April 2005. Mr. Roland served as executive vice president from April 2002 to March 2006, and senior vice president from January 1996 to April 2002. Mr. Roland served as senior vice president - operations support of Fleet Finance in Atlanta, Georgia from January 1993 to January 1996.

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 15, 2007, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 15, 2007

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class

Charles D. Walters	201,040	(2)	1.1%
A. Alexander McLean, III	225,062	(3)	1.3%
James R. Gilreath	100,500	(4)	*
Charles D. Way	36,000		*
Ken R. Bramlett, Jr.	54,800		*
William S. Hummers, III	23,780		*
Charles F. Gardner, Jr.	13,332		*
James Daniel Walters	7,100	(5)	*
D. Clinton Dyer	1,000		*
Kelly M. Malson	11,800		*
Mark C. Roland	20,000		*
Directors and all executive officers as a group (11 persons)	694,414		4.0%

*Less than 1%.

(1)
Includes the following Shares subject to options exercisable within 60 days of June 15, 2007; Mr. McLean - 112,182; Mr. Gilreath - 36,000; Mr. Way - 30,000; Mr. Bramlett - 42,000; Mr. Hummers - 13,500; Mr. Gardner - 11,000, Mr. Dan Walters - 4,200, Mr. Dyer - 1,000, Ms. Malson - 5,800, Mr. Roland - 14,000. Directors and Executive Officers as a group - 269,682.

(2)	Includes 51,040 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.

(3)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean. Also includes 45,271 Shares which are pledged as security.

(4)	Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 53,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

(5)	Includes 900 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policy and Committee Charters

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has adopted a corporate governance policy. Copies of the governance policy and the committee charters for the Company’s Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee are available on the Company’s website, at www.worldacceptance.com as well as by mail to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, SC 29606.

Director Independence

The Board of Directors has determined that a majority of its members, specifically, Mr. James R. Gilreath, Mr. William S. Hummers, III, Mr. Charles D. Way and Mr. Ken R. Bramlett, Jr., are independent and meet the independence requirements of NASDAQ. In considering its independence determination with respect to Mr. Hummers, the Board considered Mr. Hummers’ position, through his retirement effective December 2006, as an Executive Vice President of the parent corporation of one of the lenders under the Company’s revolving credit facility, and determined that this relationship did not impair Mr. Hummers’ independence. Mr. A. Alexander McLean, Chief Executive Officer, Mr. Mark C. Roland, President and Chief Operating Officer and Mr. Charles D. Walters, Chairman and former Chief Executive Officer of the Company, do not meet the independence requirements of NASDAQ.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Hummers, is an audit committee financial expert. Each of these members is also “independent” as that term is defined in accordance with the independence requirements of NASDAQ.

Executive Sessions of Non-Management Directors

Non-management Board members will meet without management present at regularly scheduled executive sessions. In addition, to the extent that the group of non-management directors include directors that are not independent directors, at least once a year an executive session including only independent directors will be scheduled. Mr. Bramlett, or any successor Chairman of the Nominating and Corporate Governance Committee, will preside over meetings of the non-management or independent directors.

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company (including the Company’s Chief Executive Officer (principal executive officer) and Vice President and Chief Financial Officer (principal financial and accounting officer)). The Code of Ethics has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. A copy of Code of Ethics is also available on the Company’s website at www.worldacceptance.com, and to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606.

Shareholder Communications with Directors

Any shareholder who wishes to communicate with our board of directors, or one or more individual directors, may do so by writing to this address:

World Acceptance Corporation
Board Administration
c/o Corporate Secretary
P. O. Box 6429
Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to address the communication directly, for example where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Board, a member of management will present a summary of all communications received since the last meeting that were not forwarded. Those communications will be available to the directors on request.

Director Nominations

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders, except to the extent that our bylaws or applicable South Carolina law require otherwise. The Board of Directors has delegated the screening process for other director nominees to the Nominating and Corporate Governance Committee (the “Governance Committee”). Our Governance Committee consists of four “independent” directors, as determined by the Board in accordance with applicable NASDAQ standards.

Our corporate governance policy outlines certain minimum criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board consist of independent directors. The Governance Committee has not developed or recommended to the Board any specific criteria for Board membership to complement these general criteria. However, the Governance Committee believes that directors should, at a minimum, have expertise that may be useful to the Company. Directors should also be willing and able to devote the required amount of time to Company business.

The Governance Committee applies these criteria when evaluating all nominee candidates. When current Board members are considered for nomination for re-election, the Governance Committee also considers their prior Board contributions and meeting attendance records.

When seeking director candidates, the Governance Committee may solicit suggestions from incumbent directors, management or others. Consistent with our corporate governance policy, the Governance Committee will also consider candidates recommended by shareholders, provided that such nominations are made in writing and are received by the Company at its executive offices not later than, in the case of nominees to be considered for election at the 2008 Annual Meeting of Shareholders, March 3, 2008 (which is the business day closest to, but not greater than, 120 days prior to the expected mailing date of the 2008 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.

The Governance Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information. This information is evaluated against the criteria stated above and the specific needs of the Company at that time. After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process. Incumbent directors, however, generally are not required to interview again. On the basis of the information learned during this process, the Governance Committee determines which nominees to recommend to the Board for nomination.

Our Governance Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates. However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2007, except that three Form 4 reports with respect to three transactions were filed late for Mr. Charles D. Walters.

Executive Compensation

Compensation Discussion and Analysis

Process Overview

The Company’s Compensation and Stock Option Committee (sometimes referred to below as the Compensation Committee or the Committee) is empowered to review and approve, or in some cases recommend for approval by the full Board of Directors, the annual compensation paid to, and the compensation practices and procedures regarding, the six executive officers of the Company, who are also sometimes referred to in this Proxy Statement as our Named Executive Officers, or NEOs; Chief Executive Officer; President and Chief Operating Officer; Vice President and Chief Financial Officer; Senior Vice President - Western Division; Senior Vice President - Southern Division; and Senior Vice President - Central Division. The Company’s Compensation Committee is also empowered to review and approve, or in some cases recommend for approval by the full Board of Directors, the annual compensation and compensation practices and procedures regarding the 17 non-executive officers of the Company.

Role of Executives in Establishing Compensation

Our CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for our CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. He does not play a role in recommendations regarding his own compensation, the compensation of the Company’s directors or the compensation of employees other than his direct reports.

Compensation Committee Activity

The Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The regular meeting schedule is established in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman or any other Committee member may want to discuss. The Committee from time to time seeks input from the CEO in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides materials that the Committee specifically requests.

Our CEO is typically invited to attend general sessions of the Compensation Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that our CEO’s insight into particular compensation matters is an important factor when discussing and making such decisions regarding such matters. Our CEO is not present during Committee discussions concerning his own compensation. Other members of management attend meetings and executive sessions upon invitation by the Committee if and when the Committee believes their advice and input regarding specific matters before the Committee would be useful and appropriate.

The Committee met twice since the beginning of the last fiscal year and once in fiscal 2008 prior to the filing of this Proxy Statement. The Committee acted by written consent twice in fiscal 2007. The authority and responsibilities of the Compensation Committee are set forth in more detail in the Committee’s charter, which is available on the Company’s website, at www.worldacceptance.com.

Objectives of the Compensation Program

The primary objectives of our compensation program, including our executive compensation program, are (i) to attract and retain highly capable and well-qualified executives and other employees and (ii) to focus executives’ efforts on increasing shareholder value. A further objective of our compensation program is to provide incentives and rewards to executives and other employees for their contribution to the Company. In addition, we strive to promote an ownership mentality among executives, other employees and the Board of Directors. Finally, we endeavor to structure compensation programs and make compensation decisions that are fundamentally fair to our shareholders.

What Our Compensation Program is Designated to Reward

Our compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of goals that benefit the Company and shareholders as a whole, while at the same time, rewarding each executive’s and other employee’s individual contribution to the Company. The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that historically have vested over a period of time.

The Compensation Committee believes that it is desirable to tie a significant percentage of each executive’s overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, our executive employment agreements and Executive Incentive Plan provide for minimum base salary levels, subject to adjustment at the discretion of the Compensation Committee, and potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals. The Committee intends to use stock options and restricted stock, with appropriate vesting criteria, as further means of attracting and retaining qualified and highly talented executive officers with a market competitive compensation program that supplements the base salary and bonus elements with longer-term incentives. The Committee also believes that these equity-based awards serve the useful purpose of fostering an ownership mentality in executives and fairly link the value of a significant component of executive compensation to the value realized by our shareholders. The same key components and compensation philosophy, at differing amounts, are applied to exempt employees at all levels within the Company.

Our Executive Incentive Plan is based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loan receivables, (3) expense control, and (4) charge-off control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable combined with expense control and charge-off control are the three most significant determinants of earnings per share. In fiscal 2007, incentive compensation averaged approximately 67% of the total cash compensation earned by the executive officers.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s stock is subject to a variety of factors outside our control. The Company has not historically used a rigid formula for allocating between cash and non-cash compensation.

Peer Group

The Compensation Committee reviewed comparative compensation data in an effort to ensure that our executive’s compensation packages in fiscal 2007 were competitive.

The Committee has commissioned a compensation consultant to perform an analysis of the compensation package of certain executive officers. In addition the Committee has begun to use a peer group to benchmark future compensation. This analysis was provided to the committee in order to benchmark the fiscal 2008 and future compensation for certain executives. The Committee considered the peer group data and the consultant’s recommendations when considering the compensation packages of certain executive officers. Based on these considerations, Mr. McLean, Ms. Malson and Mr. Roland’s base salaries for fiscal 2008 were increased to $335,000, $155,000 and $270,000, respectively.

The Role of Employment Agreements

The Company maintains employment agreements with Mr. McLean and Mr. Roland, which are described below in more detail under “Executive Compensation - Retention Agreements. The Committee believes that the employment contracts are necessary to secure for our benefit the services of those individuals on the terms and conditions stated in the agreements, and to provide management stability should there occur a significant corporate change-of-control event. The Company recently executed new employment agreements with these executives that run for three-year terms expiring on May 20, 2010. These agreements generally provide for the payment of severance benefits above and beyond compensation accrued through the date of separation only in cases in which the executive is terminated without cause or is constructively discharged. In cases of a change in control of the Company (as generally defined under the agreements in accordance with Section 409A of the Internal Revenue Code), these additional severance benefits are triggered only in the event there is both a change in control and the executive is terminated without cause or constructively discharged within two years following the change in control. The Company and the Committee believe that the change in control severance triggers in these agreements strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a change of control versus the executives’ legitimate concerns regarding termination or diminution of duties in such an event.

Elements of Company’s Compensation Program

Base Salary and Executive Incentive Plan

Annual executive officer cash compensation consists of a base salary component and the Executive Incentive Plan discussed above. It is the Compensation Committee’s intention to set total executive cash compensation high enough to attract and retain highly capable and well-qualified executives, but at levels that fairly balance the goals of compensation relative to the interests of our shareholders and are dependent to a significant extent on Company performance. The Compensation Committee targets base salary at the median of comparative market data, and normally provides bonus opportunities that are directly in line with Company’s performance. The Executive Incentive Plan is based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loan receivables, (3) expense control, and (4) charge-off control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable combined with expense control and charge-off control are the three most significant determinants of earnings per share.

Stock Option Grants and Restricted Stock Grants

Each of our executive officers receives stock option grants or restricted stock under the Company’s stock option plans. All of our full time employees are eligible for stock option grants through our stock option plans. Approximately 90% and 28% of the stock options and restricted stock, respectively, granted under the plan in fiscal 2007 were granted to employees who are not executive officers. Executive officers who were granted restricted stock were not granted stock options during fiscal 2007.

We believe that through our broad-based plan, the economic interest of our employees, including our executives, are more closely aligned to those of our shareholders. The decision on the number of stock options or shares of restricted stock granted to each executive officer is made by the Compensation Committee on a discretionary rather than formula basis.

The Compensation Committee believes it is appropriate to position executive officer compensation at or around the median of the market for a comparable position. This results in the package remaining competitive enough to attract and retain top talent while not over rewarding average performance. Compensation is set higher for exceptional business performance, for key skills in critical demand, and for positions that are of particularly high internal value. The Company is willing to pay above the industry average to motivate, reward and retain performers that significantly exceed the Company and individual goals.

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The value of restricted stock grants and the exercise price for stock option grants are determined by reference the last quoted price per share on the NASDAQ at the close of business on the date of grant.

Option and restricted stock awards under the compensation programs are made at regularly scheduled Compensation Committee meetings or, as may be needed in the case of new hires, promotions, or inadvertent omissions of employees from the regularly scheduled annual grants at properly noticed special meetings.

Post-Employment Compensation

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the participating executive additional benefits in the future, usually at retirement, in return for continued employment by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the plan beyond those of a general creditor of the Company. There are currently nine senior level managers, including all the executive officers, except the CFO, who participate in the SERP. The SERP contracts provide for a retirement benefit of 45% of the participant’s final base salary, multiplied by a “Days of Service Fraction” should the participant elect early retirement, for a period of 15 years. No participant will be granted early retirement until the participant has reached age 57, has been a participant of the plan for at least 8 years and obtains permission from the Board of Directors. More information regarding the SERP is set forth below under “Executive Compensation - Supplemental Executive Retirement Plan.”

Stock Ownership/Retention Guidelines

Currently, we do not maintain stock ownership guidelines or have a stock retention policy applicable to our executive officers, and we are not considering any such guidelines or policy at this time.

Other Elements of Compensation and Perquisites:

In order to attract and retain top caliber executives and to pay them market levels of compensation, we provide our NEOs and certain other employees the following benefits and perquisites:

•
Medical Insurance. The Company makes available to each NEO, the NEO’s spouse and dependents such health, dental, and vision insurance coverage as the Company may from time to time make available to its other employees, officers and executives. The Company pays the same portion of the premiums for these insurances for its NEOs as it does for all of its employees.

•
Life and Disability Insurance. The Company provides each NEO long term disability and life insurance as the Company in its sole discretion may from time to time make available to its other officers and exempt employees.

•	Deferred Compensation. The Company maintains for its senior and executive officers a Non-Qualified Deferred Compensation Plan. The plan is unfunded.

•
Defined Contribution Plan. The Company offers the Section 401(k) Retirement Plan (the “401(k) Plan”), a tax qualified retirement plan, to its eligible employees. The 401(k) Plan permits eligible employees to defer up to 15% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The Company makes a matching contribution equal to 50% of the employees’ contributions for the first 6% of annual eligible deferred compensation.

•	Company Car. The Company provides each NEO and each of its other officer level employees the unrestricted use of a Company car at no expense to the officer employee.

•
Company Aircraft. The Company allows the NEOs and thier spouses or family members to fly on the Company aircraft when used concurrently with another official Company function. No other personal use of the Company aircraft is allowed.

•
Other. The Company makes available certain perquisites or fringe benefits to executive officers and other employees, such as professional society dues, food, and recreational fees incidental to official Company functions.

How the Company Chose Amounts and/or Formulas for Each Element

Base Compensation

As discussed above, the Company provides its NEOs with a base salary that is determined by reference to the comparative market data, but will vary from such levels based on:

•	The NEO’s industry experience, knowledge and qualification; and

•	The salary levels in effect for comparable positions within the Company’s principal industry marketplace competitors.

Annual Bonus

It is the Compensation Committee’s objective to have a substantial portion of each officer’s compensation contingent on the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. Executive officers, as well as non-executive officers and other employees, receive bonus compensation in the event certain specified corporate performance measures are achieved. As an officer’s level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company’s performance rather than on base salary.

The table below shows the maximum incentive compensation payable to our NEOs for fiscal 2007 as a percentage of base salary and the particular targets, as a percentage of the executive’s overall incentive opportunity, on which the incentive compensation opportunity is based.

Name	Maximum Incentive Compensation as a % of Base Salary	% of Incentive Opportunity tied to EPS Increase	% of Incentive Opportunity tied to Loan Receivable Growth	% of Incentive Opportunity tied to Expense Control	% of Incentive Opportunity tied to Charge-off Control
A. A. McLean III	150%	40%	30%	20%	10%
Kelly M. Malson	120%	40%	30%	20%	10%
Mark C. Roland	135%	40%	30%	20%	10%
Charles F. Gardner, Jr.	50%	40%	35%	25%	0%
James D. Walters	50%	40%	35%	25%	0%
D. Clinton Dyer	50%	40%	35%	25%	0%

Messrs. Gardner’s, Walters’, and Dyer’s annual bonuses are based 50% on the same Company performance goals as listed above and 50% based on the achievement of business unit performance goals, which are as follows:

Name	Maximum Incentive Compensation as a % of Base Salary	% of Incentive Opportunity tied to Profit	% of Incentive Opportunity tied to Net Bad Debt	% of Incentive Opportunity tied to Delinquency	% of Incentive Opportunity tied to Loan Receivable Growth
Charles F. Gardner, Jr.	50%	20%	30%	20%	30%
James D. Walters	50%	20%	30%	20%	30%
D. Clinton Dyer	50%	20%	30%	20%	30%

Approximately 67% of the aggregate amount of annual bonus earned by Company employees in fiscal 2007 was awarded to employees who are not executive officers.

Timing of Compensation Decisions

All elements of executive officer and non-executive officer compensation are reviewed in May after a review of the financial statements, operating objectives and personal objectives for the prior fiscal year has been completed.

The Compensation Committee may, however, review salaries or grant stock options at other times as a result of new appointments or promotions during the year. The following table summarizes the approximate timing of the more significant compensation events:

Event	Timing
Set Board and Committee dates
At least 1 year prior to meeting dates. Board meetings have historically been held in February, May, August and November.

Compensation Committee meeting dates have historically been in May and November.

Establish executive and non-executive officer financial and personal objectives	May of each fiscal year for the current year.
Review and approve base salary for executive and non-executive officers	May of each fiscal year for the current year.
Determine stock option grants and restricted stock grants for executive officers, non-executive officers, and other employees	October or November of each fiscal year for the current year.

Summary Compensation Table

The following table includes information concerning compensation for the full fiscal year ended March 31, 2007 to our six NEOs, including our CEO, CFO and four other most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen -sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
A.A. Mclean, III Chief Executive Officer	2007	268,180	-	225,274	237,230	375,452	72,791	33,725	1,212,652
Kelly Malson Vice-President and Chief Financial Officer	2007	135,000	-	225,274	156,304	151,200	-	20,637	688,415
Mark C. Roland President and Chief Operating Officer	2007	233,200	-	225,274	259,212	293,832	53,143	27,085	1,091,746
Charles F. Gardner, Jr. Senior Vice President - Western Division	2007	133,774	-	87,585	71,540	116,147	25,221	7,083	441,350
James D. Walters Senior Vice President - Southern Division	2007	113,940	-	-	94,225	99,416	17,940	9,947	335,468
D. Clinton Dyer Senior Vice President - Central Division	2007	94,950	-	-	94,331	75,291	12,566	7,290	284,428

(1)
Base salary for our named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies as discussed further above in “Executive Compensation -Compensation Discussion and Analysis.”

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended March 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 25, 2007.

(3)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts for fiscal years ended March 31, 2005, 2006 and 2007 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended March 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 25, 2007.

(4)
The potential bonus payment is based on the Company’s achievement of pre-established annual goals related to increases in earnings per share, growth in receivables, expense control and charge-off control.

(5)	These amounts consist of the increase in the present value of the NEOs benefit under the Company’s SERP.

(6)	Components of All Other Compensation are included in a separate table below.

Components of All Other Compensation

Benefits and Perquisites	McLean	Malson	Roland	Gardner	Walters	Dyer
Company car	$21,374	$19,307	$18,515	$1,722	$2,799	$4,411
Company contributions to 401(k) Plan	6,886	1,015	6,849	5,037	6,255	2,645
Term life insurance premiums	500	315	500	324	282	234
Personal use of corporate plane	3,537	-	1,221	-	611	-
Club dues	1,428	-	-	-	-	-

Total	$33,725	$20,637	$27,085	$7,083	$9,947	$7,290

Supplemental Executive Retirement Plan

As discussed above under “Compensation Discussion and Analysis - Elements of the Company’s Compensation Program - Post-Employment Compensation” the Company has a SERP.

The expected benefits associated with the retirement of any of our NEOs at March 31, 2007 assuming retirement at projected base salary at the number of years of credited service are indicated in the table below.

In the event of a participant’s death, the SERP is payable to the participant’s beneficiary or estate as if the participant had retired at 65 years of age.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Retirement ($) (1)	Payments During Last Fiscal Year ($)	Present Value of Accumulated Benefit at Death ($) (2)
A. A. McLean	17	711,622	-	1,172,084
K. Malson	-	-	-	-
M. C. Roland	11	392,001	-	1,019,203
C. F. Gardner	10	171,465	-	584,661
J. D. Walters	10	144,151	-	497,976
D. C. Dyer	5	46,109	-	414,980

(1)	Based on the assumptions disclosed in footnote 13 of the March 31, 2007 Form 10-K filed May 25, 2007 and based on the assumption the NEO retires at age 65.

(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years assuming a 6% interest rate.

Retention Agreements

Effective May 21, 2007, the Company entered into new employment agreements with Mr. A. Alexander McLean, III, its Chief Executive Officer, and Mr. Mark C. Roland, its President and Chief Operating Officer. These new agreements run for an initial term that expires on May 20, 2010, but are subject to automatic extension for successive one year periods thereafter unless either the Company or the executive gives notice of termination not less than 90 days prior to the date on which the agreement would otherwise be automatically extended. The agreements provide for annual base salaries of not less than $268,108 and $233,200, respectively, subject to annual adjustment as determined by the Compensation and Stock Option Committee (the “Committee”). In conjunction with the Company’s annual performance review, performed in June, the fiscal 2008 base salaries for Mr. McLean and Mr. Roland were increased to $335,000 and $270,000, respectively. The new base salaries are effective June 16, 2007.

The agreements further provide for payment, at the Company’s discretion, of annual cash incentive payments and equity or cash based long-term incentive compensation awards in accordance with criteria established by the Board or the Committee, including participation in the Company’s Executive Incentive Plan, as described above under “—Compensation Discussion and Analysis.” Each executive is also entitled to the use of a Company automobile (including maintenance and insurance) of a value commensurate with his position in accordance with the Company’s car policy and to participate in all other compensation benefits and programs and to receive such other benefits and perquisites as provided under any existing or future program for salaried employees. These benefits include the right to participate in the Company’s SERP in accordance with that plan, as described above.

Under the agreements, the Company has agreed to provide these executives with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within two years after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which his termination occurs, calculated based on the average of his bonus payments for the preceding three years, (iii) severance pay equal to two years’ base salary and two years’ bonus (calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 24 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 24 months from the date of termination or such time as the executive becomes employed and eligible for similar benefits from another company. In the event the executive is terminated without cause or is constructively discharged following a change in control, the severance payments described in item (iii) of the preceding sentence shall be payable in a lump sum, unless the termination occurs between the first and second anniversary of the change in control. In the event the executive’s employment is terminated for reasons other than a without cause termination or constructive discharge, the Company is generally obligated to pay to the employee or his estate the amount of accrued and unpaid compensation due the employee through the date of termination.

Under these agreements, Messrs. McLean and Roland have agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 24 months thereafter.

The following table provides estimates of the amounts payable to Messrs. McLean and Roland under their employment agreements in connection with various termination scenarios. For purposes of each estimate, we have assumed that the event triggering payment occurred on March 31, 2007. Note that the table excludes unpaid salary accrued through the termination date and reimbursement of any unpaid business expenses.

Name	Salary Continuation ($)	Bonus Continuation ($)	Benefits Continuation ($) (1)	Benefits from Accelerated Equity Vesting ($) (2)	Total ($)
A. A. McLean III	536,216	530,173	29,406	905,530	2,001,325
Mark C. Roland	466,400	438,838	11,577	1,014,070	1,930,885

(1)	The benefits continuation payment represent 24 months of health and dental insurance based on the executive’s current insurance cost.

(2)	Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2007 closing stock price and the option exercise price for any unvested shares.

They are also entitled to benefits discussed in the “-Supplemental Executive Retirement Plan”, the “-Death Benefits,” and the “-Disability Benefits.”

Death Benefits

The Company also provides death benefits to the NEOs, which are payable to each participant’s designated beneficiary or estate. The participant’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs. In addition, the beneficiaries will be eligible for SERP benefits according to the terms and conditions of that plan as if the executive had retired at age 65. Had any of the NEOs become deceased on March 31, 2007, the Company would have paid the following:

Name	Life insurance proceeds ($) (1)	Present Value of SERP benefits ($) (2)	Total ($)
A. A. McLean III	500,000	1,172,084	1,672,084
Kelly Malson	270,000	-	270,000
Mark C. Roland	466,400	1,019,203	1,485,603
Charles F. Gardner Jr.	267,548	584,661	852,209
James D. Walters	227,880	497,976	725,856
Clinton Dyer	189,900	414,980	604,880

(1)	Life insurance proceeds represent two times the participant’s base pay not to exceed $500,000.

(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years assuming a 6% interest rate.

Disability Benefits

In the event of disability, the Company will continue to pay the NEO his or her salary for a period of 90 days. After the 90 days, the Company may terminate his or her employment, at which time the Company will provide long-term disability payments of 60% of the base salary at the time of disability until the NEO reaches age 65. At age 65, the NEO will begin to receive payments under the SERP plan.

Had any of the NEOs become disabled on March 31, 2007 his or her benefits would have been as follows:

Name	90 day continuation pay ($) (1)	Long term disability pay ($) (2)	Present Value of SERP benefits ($) (3)	Total ($)
A. A. McLean III	67,045	1,094,447	445,985	1,607,477
Kelly M. Malson	33,750	1,114,951	-	1,148,701
Mark C. Roland	58,300	1,358,938	179,925	1,597,163
Charles F. Gardner Jr.	33,444	944,237	60,767	1,038,448
James D. Walters	28,485	903,125	32,610	964,220
Clinton Dyer	23,738	784,182	8,931	816,851

(1)	Represents 3 months of the Executive’s current base salary.

(2)
Long term disability pay was calculated as the present value of 60% of the executive’s base pay from March 31, 2007 until the executive reaches age 65. The present value calculation assumed a 6% interest rate.

(3)
SERP benefits if the executive was disabled were calculated as the present value 45% of the executive’s base pay, at the time he was disabled, for 15 years beginning when the executive reaches age 65. The present value calculation assumes an interest rate of 6%.

Stock Options

The Company has a 1992 Stock Option Plan, a 1994 Stock Option Plan, a 2002 Stock Option Plan, and a 2005 Stock Option Plan for the benefit of certain officers and employees. Under these plans 4,350,000 shares of authorized Common Stock have been reserved for issuance pursuant to grants approved by the Compensation and Stock Option Committee of the Board of Directors. These options have a maximum duration of 10 years, may be subject to certain vesting requirements, and are priced at the market value of the Company’s Common Stock on the date of the grant of the option.

As of March 31, 2007, options to purchase an aggregate of 4,679,642 shares of Common Stock (net of options canceled) had been granted pursuant to the plans, and options to purchase 3,533,093 shares have been exercised. Options to purchase 1,139,949 shares remained outstanding under the plans as of such date, and options to purchase 546,708 shares of Common Stock remained available under the plans for future grant.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the restricted stock and options granted during or for the fiscal year ended March 31, 2007 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
A. A. McLean	11/24/06	-	-	9,000	-	46.21	415,890
K. M. Malson	11/24/06	-	-	9,000	-	46.21	415,890
M. C. Roland	11/24/06	-	-	9,000	-	46.21	415,890
C. F. Gardner	11/24/06	-	-	3,500	-	46.21	161,735
J. D. Walters	11/24/06	-	-	-	10,000	25.07 (1)	250,700
D. C. Dyer	11/24/06	-	-	-	10,000	25.07 (1)	250,700

(1)	Based on the Black Scholes model, options granted on November 24, 2006 had a fair value of $25.07.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value at March 31, 2007 of all unexercised options and restricted shares previously awarded to our NEOs. The number of options held at March 31, 2007 includes options granted under the stock options plans discussed above.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerc- isable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. A. McLean	20,182	-		-	6.69	4/1/08	-		-	-	-
A. A. McLean	50,000	-		-	5.375	4/1/09	-		-	-	-
A. A. McLean	20,000	-		-	8.39	10/17/11	-		-	-	-
A. A. McLean	6,000	1,500	(1)	-	8.29	10/24/12	-		-	-	-
A. A. McLean	6,000	4,000	(2)	-	16.55	10/24/13	-		-	-	-
A. A. McLean	2,000	3,000	(3)	-	23.53	10/28/14	-		-	-	-
A. A. McLean	3,000	12,000	(4)	-	28.29	11/9/15	-		-	-	-
A. A. McLean	5,000	20,000	(5)	-	25.05	3/23/16	-		-	-	-
A. A. McLean	-	-		-	-	-	6,000	(6)	239,700	-	-
K. M. Malson	800	3,200	(4)	-	28.29	11/9/15	-		-	-	-
K. M. Malson	5,000	20,000	(5)	-	25.05	3/23/16	-		-	-	-
K. M. Malson	-	-		-	-	-	6,000	(6)	239,700	-	-
M. C. Roland	-	2,000	(7)	-	9.00	5/14/12	-		-	-	-
M. C. Roland	-	1,500	(1)	-	8.29	10/24/12	-		-	-	-
M. C. Roland	2,000	4,000	(2)	-	16.55	10/24/13	-		-	-	-
M. C. Roland	1,000	3,000	(3)	-	23.53	10/28/14	-		-	-	-
M. C. Roland	4,000	16,000	(4)	-	28.29	11/9/15	-		-	-	-
M. C. Roland	5,000	20,000	(5)	-	25.05	3/23/16	-		-	-	-
M. C. Roland	-	-		-	-	-	6,000	(6)	239,700	-	-
C. K. Gardner	2,000	-		-	8.39	10/17/11	-		-	-	-
C. K. Gardner	2,000	1,000	(1)	-	8.29	10/24/12	-		-	-	-
C. K. Gardner	3,000	3,000	(2)	-	16.55	10/24/13	-		-	-	-
C. K. Gardner	2,000	3,000	(3)	-	23.53	10/28/14	-		-	-	-
C. K. Gardner	2,000	8,000	(4)	-	28.29	11/9/15	-		-	-	-
C. K. Gardner	-	-		-	-	-	2,332	(6)	93,163	-	-
J. D. Walters	600	-		-	8.39	10/17/11	-		-	-	-
J. D. Walters	400	400	(1)	-	8.29	10/24/12	-		-	-	-
J. D. Walters	600	1,200	(2)	-	16.55	10/24/13	-		-	-	-
J. D. Walters	600	1,800	(3)	-	23.53	10/28/14	-		-	-	-
J. D. Walters	2,000	8,000	(4)	-	28.29	11/9/15	-		-	-	-
J. D. Walters	-	10,000	(8)	-	46.21	11/24/16	-		-	-	-
D. C. Dyer	-	1,000	(1)	-	9.00	5/14/12	-		-	-	-
D. C. Dyer	-	400	(2)	-	8.29	10/24/12	-		-	-	-
D. C. Dyer	-	1,200	(3)	-	16.55	10/24/13	-		-	-	-
D. C. Dyer	-	1,800	(4)	-	23.53	10/28/14	-		-	-	-
D. C. Dyer	-	8,000	(5)	-	28.29	11/9/15	-		-	-	-
D. C. Dyer	-	10,000	(8)	-	46.21	11/24/16	-		-	-	-

(1)	Stock options vest at a rate of 20% per year, with vesting dates of 10/24/03, 10/24/04, 10/24/05, 10/24/06 and 10/24/07.

(2)	Stock options vest at a rate of 20% per year, with vesting dates of 10/24/04, 10/24/05, 10/24/06, 10/24/07 and 10/24/08.

(3)	Stock options vest at a rate of 20% per year, with vesting dates of 10/28/05, 10/28/06, 10/28/07, 10/28/08 and 10/28/09.

(4)	Stock options vest at a rate of 20% per year, with vesting dates of 11/09/06, 11/09/07, 11/09/08, 11/09/09 and 11/09/10.

(5)	Stock options vest at a rate of 20% per year, with vesting dates of 3/23/07, 3/23/08, 3/23/09, 3/23/10 and 3/23/11.

(6)	Restricted shares vest at a rate of 33 1/3% immediately and 33 1/3% per year, with vesting dates of 11/24/06, 11/24/07 and 11/24/08.

(7)	Stock options vest at a rate of 20% per year, with vesting dates of 5/14/03, 5/14/04, 5/14/05, 5/14/06 and 5/14/07.

(8)	Stock options vest at a rate of 20% per year, with vesting dates of 11/24/06, 11/24/07, 11/24/08, 11/24/09 and 11/24/10.

(9)	Represents the market value of the Company’s stock at the close of business on March 31, 2007.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the executive officers during the fiscal year ended March 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. A. McLean	34,104 (1)	898,169	3,000	138,630
Kelly M. Malson	-	-	3,000	138,630
Mark C. Roland	2,000	45,861	3,000	138,630
Mark C. Roland	3,500	125,205	-	-
Charles F. Gardner, Jr.	2,000	45,188	1,166	53,881
James D. Walters	2,800	70,023	-	-
James D. Walters	600	10,618	-	-
Clinton Dyer	1,000	22,784	-	-

(1)	Of options exercised, 6,800 were due to the options expiring during the fiscal year.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of March 31, 2007:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (#)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders
1992 Stock Option Plan	16,350	5.44	-
1995 Stock Option Plan	329,549	7.58	-
2002 Stock Option Plan	261,200	19.66	60,958
2005 Stock Option Plan	532,850	35.60	485,750

Equity Compensation Plans Not Approved by Security Holders	-	-	-

Total	1,139,949	23.41	546,708

Director Compensation for Fiscal 2007

The following table summarizes the compensation the Company paid to members of the Board of Directors for the fiscal year ended March 31, 2007:

Name	Fees Earned or Cash Paid	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
K. R. Bramlett	27,000	53,093	-	-	119,254		-	199,347
J. R. Gilreath	25,000	53,093	-	-	-		-	78,093
W. S. Hummers	26,500	53,093	-	-	-		-	79,593
C. D. Walters	-	-	-	-	19,371	(2)	-	19,371
C. D. Way	28,000	53,093	-	-	-		-	81,093

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with SFAS No. 123(R) and thus includes amounts from awards granted in and prior to fiscal 2007. See the table below for information regarding the number of stock awards and option awards outstanding for these directors as of March 31, 2007.

(2)	Represents interest or deferred compensation when Mr. Walters was employed by the Company.

(3)	Fair value of restricted shares granted on May 1, 2006 was $28.96 per share.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves. The Chairman of each committee receives an additional $500 for each committee meeting attended. The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time. During fiscal 2007, none of the directors elected to defer any fees under this plan. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director received options to purchase 6,000 Shares on each April 30 from 1992 through 2001, 1,500 Shares on May 14, 2002, 10,500 Shares on May 16, 2003 and 6,000 Shares on April 30, 2004, and 6,000 on May 2, 2005, pursuant to the terms of the Company’s 1992, 1994, 2002 and 2005 Stock Option Plans. The exercise price for these options was the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant. Additionally, on May 1, 2006, and April 30, 2007 each outside director received 2,000 shares of restricted stock. One half of these shares vested immediately upon issuance with the other half vesting one year from the date of grant. The fair value of the restricted shares granted on May 1, 2006 and April 30, 2007 was $28.96 and $42.93 per share, respectively. At the time of grant, the total fair value of the 2,000 shares granted to each director was $57,920 and $85,860, respectively. These shares were issued pursuant to the terms of the 2005 Stock Option Plan.

The table below sets forth information with respect to the value at March 31, 2007 of all unexercised options and shares of restricted stock held by our non-employee directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. R. Bramlett	6,000	-	-	5.469	4/30/09	-	-	-	-
K. R. Bramlett	6,000	-	-	5.125	4/30/10	-	-	-	-
K. R. Bramlett	6,000	-	-	6.75	4/30/11	-	-	-	-
K. R. Bramlett	1,500	-	-	9.00	5/14/12	-	-	-	-
K. R. Bramlett	10,500	-	-	11.44	5/16/13	-	-	-	-
K. R. Bramlett	6,000	-	-	15.42	4/30/14	-	-	-	-
K. R. Bramlett	6,000	-	-	25.20	5/2/15	-	-	-	-
K. R. Bramlett	-	-	-	-	-	1,000	39,950	-	-
J. R. Gilreath	6,000	-	-	5.125	4/30/10	-	-	-	-
J. R. Gilreath	6,000	-	-	6.75	4/30/11	-	-	-	-
J. R. Gilreath	1,500	-	-	9.00	5/14/12	-	-	-	-
J. R. Gilreath	10,500	-	-	11.44	5/16/13	-	-	-	-
J. R. Gilreath	6,000	-	-	15.42	4/30/14	-	-	-	-
J. R. Gilreath	6,000	-	-	25.20	5/2/15	-	-	-	-
J. R. Gilreath	-	-	-	-	-	1,000	39,950	-	-
W. S. Hummers	1,500	-	-	9.00	5/14/12	-	-	-	-
W. S. Hummers	6,000	-	-	15.42	4/30/14	-	-	-	-
W. S. Hummers	6,000	-	-	25.20	5/2/15	-	-	-	-
W. S. Hummers	-	-	-	-	-	1,000	39,950	-	-
C. D. Walters	2,000	-	-	8.29	10/24/12	-	-	-	-
C. D. Way	6,000	-	-	6.75	4/30/11	-	-	-	-
C. D. Way	1,500	-	-	9.00	5/14/12	-	-	-	-
C. D. Way	10,500	-	-	11.44	5/16/13	-	-	-	-
C. D. Way	6,000	-	-	15.42	4/30/14	-	-	-	-
C. D. Way	6,000	-	-	25.20	5/2/15	-	-	-	-
C. D. Way	-	-	-	-	-	1,000	39,950	-	-

(1)	Represents the market value of the Company’s stock at the close of business on March 31, 2007.

(2)	Restricted shares vested at a rate of 50% immediately and 50% vesting on May 1, 2007.

Report of the Compensation and Stock Option Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

Compensation Committee
James R. Gilreath, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III
Charles D. Way

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our responsibility, as members of the Audit Committee, is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring these processes.

Our oversight of these processes and considerations and discussions with management and with our independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

In this context, the Audit Committee met with management and our independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements as of and for the fiscal years ended March 31, 2007. The Audit Committee also discussed with our independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) as amended.

The Audit Committee also received written disclosures and a letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence. In particular, the Audit Committee considered whether the provision of non-audit services described in the following section is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and our independent registered public accounting firm, and the Audit Committee’s review of the representations of management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

As mandated by SEC regulations, the Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. The Audit Committee’s practice in this regard is to have our independent registered public accounting firm, in conjunction with their proposed engagement to provide annual audit services, provide for the Audit Committee’s review and approval the terms of additional proposed engagements regarding matters such as tax compliance and employee benefit plan audits. To the extent that any other services not detailed on these engagements are proposed throughout the year, these services may be undertaken only after review with, and approval by, the Audit Committee Chairman, who reports on such services to the full Audit Committee at its regularly scheduled meetings.

Audit Fees

KPMG LLP billed us the following amounts in aggregate fees for fiscal years 2007 and 2006 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

2007 — $485,000	2006 — $296,500

Audit-Related Fees

KPMG LLP billed us the following amounts in aggregate fees for fiscal years 2007 and 2006 for assurance and related services, other than those described above under “-Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2007 — $20,000	2006 — $20,000

In 2007 and 2006, these fees were billed for the audit of the Company’s Retirement Savings Plan.

Tax Fees

For fiscal 2007 and 2006, KPMG LLP billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2007 — $0	2006 — $9,000

All Other Fees

There were no other fees billed for other services rendered by KPMG LLP for fiscal years 2007 and 2006.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has approved the selection of the firm KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2008 fiscal year, and to perform such other appropriate accounting services as may be required by the Board.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2008 fiscal year.

PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 3, 2008, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 16, 2008.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

C. D. WALTERS Chairman of the Board

June 29, 2007

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting
of Shareholders
to be held on
August 1, 2007